Exhibit 99.1

NEWS RELEASE

Contacts: Manuel Mondragon, Vice President of Finance investorrelations@wtoffshore.com 713-297-8024

Ken Dennard / ksdennard@drg-e.com Lisa Elliott / lelliott@drg-e.com DRG&E / 713-529-6600

W&T OFFSHORE EXTENDS REVOLVING CREDIT FACILITY

HOUSTON — July 29, 2008 — W&T Offshore, Inc. (NYSE: WTI) today announced that it has extended the maturity of its currently undrawn $500 million revolving credit facility to July 23, 2012. Toronto Dominion (Texas) LLC led the group of 16 lenders, with no one institution holding more than 10% of the commitment.

About W&T Offshore

Founded in 1983, W&T Offshore is an independent oil and natural gas company focused primarily in the Gulf of Mexico, including exploration in the deepwater and deep shelf region, where it has developed significant technical expertise. W&T has grown through acquisition, exploitation and exploration and now holds working interests in over 200 fields in federal and state waters and a majority of its daily production is derived from wells it operates. For more information on W&T Offshore, please visit its Web site at www.wtoffshore.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements reflect our current views with respect to future events, based on what we believe are reasonable assumptions. No assurance can be given, however, that these events will occur. These statements are subject to risks and uncertainties that could cause actual results to differ materially including, among other things, market conditions, oil and gas price volatility, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditures, competition, the success of our risk management activities, governmental regulations, uncertainties and other factors discussed in our Annual Report on 10-K for the year ended December 31, 2007 (www.sec.gov).